EXHIBIT 23.2

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors

Dynamics Research Corporation

Under the date of March 26, 2003, we reported on the Consolidated Balance Sheets of Dynamics Research Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations, Changes in Stockholders’ Equity and Comprehensive Income (Loss) and Cash Flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules listed in Item 8. These financial statement schedules are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, these financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Boston, Massachusetts

March 26, 2003